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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                    Commission File Number:  0-20290

                          COMPUTERVISION CORPORATION
            (Exact name of registrant as specified in its charter)


                               100 CROSBY DRIVE
                         BEDFORD. MASSACHUSETTS 01730
                                (781) 275-1800
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  11-3/8% SENIOR SUBORDINATED NOTES DUE 1999
           (Title of each class of securities covered by this Form)


                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]      Rule 12h-3(b)(1)(ii)   [_]
          Rule 12g-4(a)(1)(ii)    [_]      Rule 12h-3(b)(2)(i)    [_]
          Rule 12g-4(a)(2)(i)     [_]      Rule 12h-3(b)(2)(ii)   [_]
          Rule 12g-4(a)(2)(ii)    [_]      Rule 15d-6             [_]
          Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: 100

     Pursuant to the requirements of the Securities Exchange Act of 1934, COMPUTERVISION CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 26, 1998                 COMPUTERVISION CORPORATION



                                        By: /s/ Edwin J. Gillis
                                           ----------------------------
                                           Edwin J. Gillis
                                           President and Treasurer